                                                                    EXHIBIT 99.1


ARTHUR SCHMIDT & ASSOCIATES, INC.            for:  BUTLER MANUFACTURING COMPANY
Tel      (516) 767-7676                                   (NYSE:BBR)
Fax      (516) 767-7177
Email:   asa@arthurschmidt.com                        FOR IMMEDIATE RELEASE

================================================================================

                                              CONTACT: Larry Miller
                                                       Vice President -- Finance
                                                       (816) 968-3216

BUTLER MANUFACTURING REPORTS FOURTH-QUARTER
AND YEAR-END RESULTS

         KANSAS CITY, MO, February 15 2004 -- Butler Manufacturing Company (NYSE:BBR) reported substantially improved results in sales and operating earnings in the fourth quarter ended December 31, 2003. Butler's fourth quarter sales were $232 million compared with $193 million a year ago, an increase of approximately 20%. Stronger results in China and the North American Building Systems businesses led the growth in sales. Pretax income was $2.2 million in the fourth quarter of 2003 compared with a pretax loss of $0.6 million in the fourth quarter of 2002. The fourth-quarter net loss was $19.1 million, or $3.01 per share, and includes a $24.7 million, or $3.89 per share, non-cash income tax valuation allowance expense within income tax expense, compared with net income of $1.5 million, or $0.24 per share in the prior year.

         The income tax valuation allowance expense is related to the establishment of a valuation allowance as a result of uncertainty as to the realization of deferred tax assets of the company, required under generally accepted accounting principles.

         Butler has not extended its senior debt agreements and remains in default of certain covenants under those debt agreements. As a result, they expect their auditors will include a going concern qualification in their audit opinion of the 2003 financial statements upon completion of the audit. The company continues to work with their lenders and announced on December 30, 2003 an agreement with their senior note holders deferring principal payments. In exchange, Butler agreed to satisfy certain milestones including the consummation of a transaction that provides for repayment in full of the outstanding senior notes by April 30, 2004. The lenders have not waived any rights and are free to require payment of $90 million of debt recorded on the company's balance sheet as well as require funding of approximately $23 million of stand-by letters of credit.

         For 2003, annual sales were $796 million compared with $828 million a year ago, or 4% lower. The net loss was $32.1 million, including the $24.7 million non-cash income tax valuation allowance expense, compared with the net loss of $1.8 million in 2002.

         Commenting on the results, John Holland, chairman and chief executive officer, said, "In 2003, the domestic construction markets recorded the fourth consecutive annual decline, as F. W. Dodge reported a 3% decline in nonresidential construction orders, with the commercial segment off 6% and the manufacturing segment up 8%, a positive development, albeit increasing from a very low base. We have had an extremely challenging year but nonetheless have taken actions to reduce costs and invest in new products and markets during this very tough period. With the economy showing signs of improvement coupled with the aggressive cost reductions and new products and capabilities developed during 2003, we believe the company is on a path toward profitability in 2004.


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


From: Arthur Schmidt & Associates, Inc.        For: Butler Manufacturing Company


                                      -2-


         "We view the deferral agreement with our senior note holders as a positive step in the right direction of pursuing the previously announced strategic options initiative. We have made substantial progress in pursuing the strategic initiatives and our business is beginning to show signs of improvement as well, recording an operating profit in the fourth quarter of 2003. While we cannot guarantee that we will conclude a transaction by the April 30, 2004 deadline it remains our highest priority to do so.

         "We ended 2003 with a backlog of $319 million, 21% higher compared with the backlog at the end of 2002. Each of our businesses posted higher backlogs except the Vistawall Architectural Products Group where the backlog was down a slight 1%. Our higher margin product backlog was up 17% and the construction backlog was 33% higher than at the end of 2002.

         "Sales in the North American Building Systems segment were $375 million in 2003, 5% lower when compared with the prior year. The pretax loss was approximately $19.8 million, compared with a pretax loss of $7.6 million in 2002. The 2003 loss includes a $4.8 million asset impairment expense related to the Lester wood building business. We believe that 2003 was the bottom of the cycle as this segment posted stronger sales in the fourth quarter 2003 compared with 2002 and a stronger backlog as we enter 2004.

         "Actions taken in the North American Building Systems segment in 2003 to lower costs and add new capabilities are expected to benefit 2004. Several major initiatives that added expense in 2003 will benefit 2004. Our new R-Steel(TM) panel system plant opened late last year and the product has been well received in the market. Our Mexican pre-engineered metal building plant opened on schedule in December 2003. This lower cost facility will enhance our competitive position in Latin America and domestically. Finally, the major enterprise resource planning system implemented in May 2003, has begun to deliver benefits and will position our pre-engineered metal buildings business to operate more effectively as we master its capabilities to better serve customers.

         "The International Building Systems sales were $138 million compared with $108 million in 2002. The 2002 sales included $10 million from our European operation prior to its divestiture in July of that year. The market in China remains robust and we have done an excellent job of expanding our brand and market position as the leading pre-engineered metal building supplier in China. In addition, we opened a manufacturing facility in China in the latter half of 2003 to support our Vistawall product line. The seamless introduction of the Vistawall product line will leverage our market leading position to add a new growth opportunity for Butler in China. Pretax income for this segment increased to $11.3 million compared with approximately $8 million in 2002, a 41% increase. The economy in China remains strong and Butler is well positioned to continue to capitalize on this growth opportunity.

         "The Vistawall Architectural Products Group sales were $217 million for all of 2003 compared with $220 million in 2002. The 1% decline in sales was much better than the overall 6% drop in commercial construction awards. Pretax earnings were $11.2 million compared with $8.9 million in 2002. This outstanding performance in 2003 was against challenging market conditions as we outperformed the domestic market and supported the start-up in China and the United Arab Emirates. Vistawall is poised for growth offering customers a single source array of architectural products to further consolidate the construction supply chain.

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


From: Arthur Schmidt & Associates, Inc.        For: Butler Manufacturing Company


                                      -3-


         "Butler Construction sales were approximately $81 million in 2003 compared with $111 million last year, a 28% decrease. The entire decline in sales occurred in the first half of 2003, reflecting the uncertain economy. The pretax loss was $3.4 million compared with pretax earnings of $2.0 million in 2002. The 2003 loss includes a $2.4 million asset impairment charge related to the planned closure of leased office space. We reduced expenses in this business but were unable to offset the decline in volume experienced in the first half of 2003. Construction backlog is up 33% and we expect a strong first half of 2004. As previously announced, we are in the process of combining the Construction business with our North American Buildings business, forming the Buildings Group. This combination improves the alignment, capabilities and talents of our associates in these two operations to better serve customers and enhance our ability to consolidate the construction supply chain. The Real Estate segment sales of completed projects were approximately $5 million for the year compared with about $16 million last year, with the drop in sales related to fewer opportunities in this business throughout 2003. With the lower sales volume and a smaller rent-flowing development portfolio, pretax earnings were $0.2 million compared with $3.3 million a year ago.

         "We believe the domestic nonresidential construction market is in the early stages of improvement after three difficult and challenging years. Our China business continues to provide significant growth potential and Vistawall is well positioned to continue its successful track record. The general US economy continues to show signs of a turnaround with the price of many commodities increasing significantly. Steel and aluminum costs are increasing, posing a challenge to improve operating margins. However, we are taking aggressive action to manage our pricing to capture these higher costs.

         "We have introduced a great deal of change over the past couple of years, dramatically restructuring costs and operations and have invested prudently in new products and capabilities that will expand future market opportunities for the company. We will endeavor to work through the challenges posed by our financial situation and are doing so as we pursue our strategic options. We remain totally committed to delivering value to our owners, associates and the customers whom we serve," Mr. Holland concluded.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

         An analyst conference call to review the fourth-quarter and year-end results will be held Tuesday, February 17th at 9:00 AM EST. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.butlermfg.com and click on the webcast icon.

         An audiotape playback of the conference call will begin at 11:30 AM EST Tuesday, February 17th and run through March 1st. To access the playback dial toll free 800-428-6051, or 973-709-2089, and enter reservation #336999.

                                   ----------

Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16.

                                   #02#15#04#


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
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED DECEMBER 31,     TWELVE MONTHS ENDED DECEMBER 31,
                                                           ---------------------------------   ---------------------------------
                                                                2003              2002              2003              2002
                                                           ---------------   ---------------   ---------------   ---------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales                                                  $       231,836   $       193,435   $       796,167   $       828,209
Cost of sales                                                      201,901           164,028           695,337           715,203
                                                           ---------------   ---------------   ---------------   ---------------
       Gross profit                                                 29,935            29,407           100,830           113,006
Selling, general and administrative expenses                        27,509            29,210           107,214           115,370
Asset impairment charge (credit)                                       159                --             7,207                --
Restructuring charge (credit)                                         (840)               --              (840)             (631)
                                                           ---------------   ---------------   ---------------   ---------------
       Operating income (loss)                                       3,107               197           (12,751)           (1,733)
Other income (expense), net                                          1,249               827              (322)            2,404
                                                           ---------------   ---------------   ---------------   ---------------
       Earnings (loss) before interest and taxes                     4,356             1,024           (13,073)              671
Interest expense                                                     2,146             1,654             9,135             7,529
                                                           ---------------   ---------------   ---------------   ---------------
       Pretax earnings (loss)                                        2,210              (630)          (22,208)           (6,858)
Income tax benefit                                                   3,364             2,176            14,801             5,022
Income tax expense (deferred tax asset valuation reserve)          (24,701)               --           (24,701)               --
                                                           ---------------   ---------------   ---------------   ---------------
       Net earnings (loss)                                 $       (19,127)  $         1,546   $       (32,108)  $        (1,836)
                                                           ===============   ===============   ===============   ===============

Basic earnings (loss) per common share                     $         (3.01)  $          0.24   $         (5.06)  $         (0.29)
                                                           ===============   ===============   ===============   ===============
Diluted earnings (loss) per common share                   $         (3.01)  $          0.24   $         (5.06)  $         (0.29)
                                                           ===============   ===============   ===============   ===============

Basic weighted average number of shares                          6,352,293         6,323,827         6,345,474         6,312,756
Diluted weighted average number of shares                        6,352,293         6,324,932         6,345,474         6,312,756




SELECTED SEGMENT INFORMATION

                                  THREE MONTHS ENDED DECEMBER 31,     TWELVE MONTHS ENDED DECEMBER 31,
                                 ---------------------------------   ---------------------------------
NET SALES                             2003              2002              2003              2002
                                 ---------------   ---------------   ---------------   ---------------
(DOLLARS IN THOUSANDS)
North American Building Systems  $       107,358   $        98,221   $       374,802   $       393,969
International Building Systems            53,603            26,856           138,381           107,842
Architectural Products                    52,864            53,797           217,429           220,098
Construction Services                     18,972            18,386            80,692           111,428
Real Estate                                4,845                --             4,845            16,475
Other                                     (5,806)           (3,825)          (19,982)          (21,603)
                                 ---------------   ---------------   ---------------   ---------------
                                 $       231,836   $       193,435   $       796,167   $       828,209
                                 ===============   ===============   ===============   ===============






                                  THREE MONTHS ENDED DECEMBER 31,     TWELVE MONTHS ENDED DECEMBER 31,
                                 ---------------------------------   ---------------------------------
PRETAX EARNINGS (LOSS)                2003               2002              2003             2002
                                 ---------------   ---------------   ---------------   ---------------
(DOLLARS IN THOUSANDS)
North American Building Systems  $         2,840   $        (1,504)  $       (19,762)  $        (7,562)
International Building Systems             4,383             3,573            11,265             7,995
Architectural Products                     2,628             1,055            11,210             8,891
Construction Services                     (2,988)              (53)           (3,422)            1,952
Real Estate                                  280               421               246             3,341
Other                                     (4,933)           (4,122)          (21,745)          (21,475)
                                 ---------------   ---------------   ---------------   ---------------
                                 $         2,210   $          (630)  $       (22,208)  $        (6,858)
                                 ===============   ===============   ===============   ===============



Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16.